Exhibit 10.56

December 30, 2004

Nevan Elam

Dear Nevan:

I am pleased and excited to offer you the position of General Counsel and Secretary at Nektar Therapeutics, reporting to Ajit Gill, CEO and President. Your targeted compensation will be $375,000.00 on an annual basis. Of this amount, your fixed compensation will be $281,250.00 and your target variable compensation at 25% will be $93,750.00 per year. Of this variable amount ($93,750.00), the first 6 months of the first year of employment will be guaranteed at 100% regardless of company performance.

In addition, you will receive a sign-on bonus of $50,000.00. You will receive half of this amount ($25,000) at 3 months from date of hire and the remaining balance ($25,000) at 9 months from date of hire. This amount will be subject to payroll withholding and deductions. If your employment terminates other than “without cause” by Nektar or if you resign before your first anniversary, you agree to reimburse Nektar for the full amount of this sign-on bonus.

You are also eligible to participate in the Nektar Stock Option Plan. Subject to the approval of the Compensation Committee, you will be granted an option to purchase 80,000 shares in accordance with this plan. The price of the shares from the Stock Option Plan will be set at the closing price of Nektar’s stock on the day preceding your date of hire. You will also be eligible to participate in Nektar’s benefits program including Medical, Dental and Vision Insurance, Term Life Insurance, 401(k), Flexible Health Spending Account and Short & Long Term Disability.

Nevan, we are delighted to offer you an opportunity to be part of Nektar. As a key member of the Senior Management team, we expect you will play an important role in building our company. In a rapidly growing company like Nektar, quality and committed people like you are the major ingredients of success.

Your employment is by continued mutual agreement and may be terminated without cause by either you or the company at any time without any obligation or compensation by either party.

In compliance with the terms of the Federal Immigration Reform and Control Act, you will be required to provide us with proof of authorization to work and proof of identity.

This offer is valid through January 7, 2005

Sincerely,

/s/ EG Frisby

Elizabeth Frisby
Vice President, Human Resources

OFFER ACCEPTED:

/s/ Nevan Elam	1/3/05
Nevan Elam	Date

1/17/05
Start Date